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                                                                    Exhibit 23.5
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
AT&T Corp.:



We consent to the incorporation by reference in the registration statement on Amendment No. 4 to Form S-4 of AT&T Corp. (No. 333-52670) of our report, dated March 9, 1999, relating to the consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Current Report on Form 8-K of AT&T Corp., dated March 28, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.



                                                                       KPMG LLP



Denver, Colorado
April 19, 2001